EXHIBIT 99.1

CONTACTS:
Christopher Payan
Chief Executive Officer
(516) 390-2134

Investor Relations: Leigh Parrish/Rachel Albert
Media Relations: Melissa Merrill
Financial Dynamics
212-850-5600

FOR IMMEDIATE RELEASE

EMERGING VISION REPORTS 2005 FINANCIAL RESULTS

Garden City, NY, April 4, 2006 – Emerging Vision, Inc. (OTCBB – ISEE.OB) today announced financial results for its year ended December 31, 2005.

Christopher Payan, Chief Executive Officer of Emerging Vision, commented, “Our results for 2005 reflect our continued focus on strengthening the Company’s operations. We streamlined the business to better manage our back office expenses and improved the productivity of our franchised locations. We significantly enhanced not only our relationships with franchisees but also the oversight of our franchise operations. We invested in our business during the year through the pursuit of legal action in certain instances to ensure enforcement of our franchise agreements. While our bottom line for 2005 declined compared to the prior year, we are pleased to have generated net income for the second consecutive year following the completion of our turnaround and 5-part restructuring plan. Additionally, we secured third party financing during the year which provides a valuable financial tool to help execute our business strategy and grow in the future. Overall, we are pleased with our accomplishments for the year and believe the steps taken to improve our operations will benefit the Company going forward.”

Total net revenue for 2005 was $14.0 million, essentially even compared to $14.1 million in the prior year. Additionally, Company-owned stores incurred a year-over-year decrease in comparable store sales of 5.0%, or $171,000, for the year.

Selling, general and administrative expenses totaled $12.9 million for 2005 compared to $12.0 million for 2004. The increase was primarily due to increased professional fees relating to proactive litigation to enforce franchise agreements, non-cash expenses related to issuance of stock options, bad debt expense resulting from notes receivables generated in periods prior to 2002, and a higher average number of Company-owned stores operating in 2005. Finally, severance costs incurred during the year in relation to workforce reductions completed to streamline the Company’s operations contributed to the increase in SG&A. The non-cash items totaled approximately $553,000 ($176,000 of stock compensation expense and $377,000 of bad debt expense).

EBITDA totaled $607,000 for the year compared to $1.2 million in 2004. Net income for 2005 was $266,000, or breakeven per diluted share, compared to net income of $884,000, or $0.01 per diluted share, in the prior year.

Mr. Payan concluded, “Throughout the year, we remained focused on making important investments in the Company that are intended to support and enhance our future growth. We continue to make progress with our strategic initiatives and believe the proactive efforts taken in 2005 have further strengthened the Company and position us for long-term growth. Looking ahead, we will maintain our strategy of efficiently diversifying our business and evaluating future growth opportunities. We have worked hard to establish a healthy foundation from which to expand our business and we look forward to building upon our successes in 2006.”

For more details on the Company’s operating results including the Company’s 2005 Form 10-K, please refer to the Company’s website at www.emergingvision.com.

About Emerging Vision

Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 159 franchised and Company-owned stores located across 15 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. For more information, visit Emerging Vision's website at www.emergingvision.com.

Certain statements made in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are discussed in detail in Item-1A of Form 10-K for the fiscal year ended December 31, 2005.  Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release except as required by law.